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Contract № 47/2009
Date of signature: 12.1.2009

THE SELLER

UralDial LLC

Juridical address: 620042, Russia,
Sverdlovskaya Region, Ekaterinburg, Industry
Street 28, Office 138

Post address: 620028, Russia, Sverdlovskaya
Region, Ekaterinburg, Kirova Street 28/1
THE BUYER : The company "IsoRay Medical Inc." 350 Hills Street, Suite 106 Richland, WA 99354-5411 USA

Hereinafter referred to as the Parties of the Contract.

1. SUBJECT OF THE CONTRACT

The Seller shall sell and the Buyer shall buy radioactive preparation Cesium-131 (hereinafter referred to as Goods) in accordance to specification provided in Appendix 1 to this contract.

2. CONTRACT DURATION AND DELIVERY TERMS

2.1 The Goods under the Contract shall be delivered from 01 December 2009 through 31 December 2010 in the Seller’s non-returnable type A transport packaging by air [**] (INCOTERMS 2000). The delivery terms can only be extended by mutual consent of the Parties in writing.

2.2 The date and time of the Goods calibration is 12:00 p.m. local time in the airport of departure on the date of the shipment plus 4 days and 12 hours (“Calibration Date”).

2.3 The Seller is responsible for delivery of the Goods to the Buyer at 12:00 pm local time in the designated airport of delivery on the first Monday following the date of shipment.

2.4 When Seller becomes aware that delivery of the Goods will be delayed, the Seller shall notify the Buyer about such delay by fax, phone or electronic mail no later than five (5) days prior to the transfer of the Goods to the first shipper.

2.5 Ownership of the Goods shall be transferred to the Buyer upon customs’ clearance at the Buyer’s [**].

2.6 The Buyer shall provide the Seller with the order forecast no later than 30 days prior to date of delivery. Every order for Goods shall be delivered according to the Buyer’s separate written purchase order sent to the Seller not later than 10 (ten) days before the planned date of the Goods delivery. The ordered amount of Goods can be up to [**] less than the forecasted amount.

2.7 The order shall contain the following information:

-	Contract No.;
-	activity of the ordered isotope;
-	designated airport;
-	name and address of the consignee of the Goods
-	date and time of delivery.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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2.8 Seller shall individually nominate the forwarder at the border and shall send by facsimile or electronic mail the copies of the Air Way Bill (AWB), Dangerous Goods Declaration, Invoice, Packing Slip and Certificate of Quality to the Buyer on the day of the Goods departure.

3. PURCHASE PRICE AND CONTRACT VALUE

3.1 The unit price of the Goods (one lot) shall be [**]  US dollars ($[**]).
         For the Goods made by Open joint-stock company «Institute of nuclear materials» (Zarechny, Sverdlovsk region, 624250, Russia) One lot shall be one Curie (1 Ci) as calculated on the calibration date and time.

         For the Goods made «State Scientific Center- Research Institute of Atomic Reactors» (Dimitrovgrad, Ulianovsk region, 433510, Russia) one lot shall be one Curie (1 Ci) [**] as calculated on the measurement date and time. The measurement date and time shall be not sooner than the calibration date and time [**].

           For the purpose of customs clearаnce it is determined, that cost of the non-returnable transport packaging set of type A (used by «State Scientific Center- Research Institute of Atomic Reactors» (Dimitrovgrad, Ulianovsk region, 433510, Russia)) shall be one hundred US dollars ($100.00), the cost being included into cost of the Goods and is not paid separately. The quantity of non-returnable transport packaging of type A is one piece per delivery.

3.2 The unit price of the Goods is based on the minimum order volume of [**] Ci per month as averaged over any consecutive two month period.

3.3 Solely for the purposes of ascertaining a total contract value but subject to actual delivery of Goods to Buyer as set forth herein, the contract value for the period of its duration is [**] for the quantity of the Goods delivered in the amount of [**] Ci of Cs 131.  The above mentioned quantity of Goods and contract value are considered as maximum values only, whereas the actual quantity of Goods and the contract value will be based on the Buyer’s written purchase orders.

3.4 Parties agree that if the minimum order volume increases to [**] Ci per week the unit price of the Goods shall be [**] per Ci and if the order volume increases to [**] Ci per week the unit price of the Goods shall be [**] per Ci.  The Buyer shall provide 2 months advance written notification to Seller of an increase in the minimum order volume.

4. PAYMENT

4.1 The payment for the delivered Goods shall be executed by the Buyer within 30 calendar days from the Goods’ delivery date.

4.2 The payment shall be made in US dollars via wire transfer to the bank account of the Seller, after the Seller provides the following documents to Buyer:

-certificate of quality of the Goods
-invoice
-shipping paperwork

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.3 The bank account information of the Seller is:

UralDial, LLC, 620042, Russia, Sverdlovskaya Region, Ekaterinburg, Industry Street, 28, Office 138
VAT-number [**]

Beneficiary Institution
OJSC BANK URALSIB
SWIFT: [**]
MOSCOW, RUSSIA
Ekaterinburg branch
SWIFT: [**]
Ekaterinburg, Russia
Account # [**]

Intermediary Institution
AMERICAN EXPRESS BANK, LTD
SWIFT: [**]
New York, USA

4.4 The bank account information of the Buyer is:

The Company “IsoRay Medical Inc.”
350 Hills Street, Suite 106
Richland, WA 99354-5411 USA

Bank Information:
Columbia River Bank
Kennewick, WA, USA
Account #[**]
Routing # [**]

4.5 The date of the payments for the goods is the date of the initiation of the wire transfer by the Buyer.  Buyer shall make the payment against the Seller's Invoice and notify the Buyer within twenty four (24) hours about the number and date of the wire transfer and the name and address of the bank which made the transfer. The Contract number and the Invoice number must be indicated in the outgoing payment-transfer document.

4.6 All expenses and commissions of the Buyer’s Bank are responsibilities of the Buyer. Other expenses and commissions of all other Banks are responsibilities of the Seller.

4.7 In the event of late payments, the Buyer is responsible for a late payment fee in the amount of [**] for each day past the payment due date not to exceed [**] of the invoice amount for the lot of Goods for which payment is late.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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5. QUANTITY OF THE GOODS AND QUALITY

5.1 The quality of the Goods shipped by the Seller shall comply with the Buyer Specifications as provided in Appendix 1 to this contract.

5.2 The Certificate of Quality shall be attached to each description of the Goods in a lot for each shipment.

5.3 The quantity of the Goods delivered to the Consignee shall meet the requirements specified in the Purchase Order by the Buyer. The quantity of the Goods shall be measured by Seller with an error of no more than [**] of the specified quantity and shall be the amount on the Calibration Date.

6. PACKING AND LABELING

6.1 The Goods shall be packed into a Type-A Package Design, which is provided by the Seller. The Type-A Package Design is a non-returnable package.

6.2 The Seller shall label the Type-A Package Design in conformity with the ICAO and IATA regulations and the IAEA safety standards, Safety series No. 6 (1990).

6.3 The Seller is responsible for the safety of the package and compliance with all applicable laws.

7. SHIPMENT AND TRANSPORTATION

7.1 The Seller or its appointed person shall inform the Buyer in writing of the Good’s readiness for shipment no later than 2 days before the shipment.

7.2 Within one working day after the shipment is transferred to the air carrier the Seller or its appointed person shall provide the Buyer via fax/cable/e-mail with the following information:

- date of shipment;
- Contract No;
- denomination of Goods;
- quantity of Goods;
- quantity of packaging;
- flight No. and Airway Bill No.

7.3 In addition to the above, the Seller or its appointed person shall provide the Buyer a copy of the Shipping Specification, Commercial Invoice, Shipper’s Declaration for Dangerous Goods (DGD), Notification on Shipments of Radioactive Materials (DGN) Quality Certificate (originals included with the shipment) and any other required or necessary documentation to assure the customs clearance of the goods by the Buyer.

7.4 According to this contract Producers and Shippers are Open joint-stock company «Institute of nuclear materials» (Zarechny, Sverdlovsk region, 624250, Russia), «State Scientific Center- Research Institute of Atomic Reactors» (Dimitrovgrad, Ulianovsk region, 433510, Russia).
The indicated entities shall draw up and provide the Seller with all documents, necessary and required for customs clearance, including the packing list, specifications, certificate of conformity, declaration of dangerous goods, as well as other documentation.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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8. ACCEPTANCE OF THE GOODS, CLAIMS

8.1 The Goods are considered delivered by the Seller or the Shipper and accepted by the Buyer with respect to quality and quantity in accordance with the Certificate of Quality and Shipping Specifications including an invoice.

8.2 In case of nonconformity of the Goods quantity or quality to the documents referenced in Section 8.1 above or any other nonconformity, (e.g. damage or loss in transit), the Buyer shall inform the Seller no later than ten days after the receipt of the defective Goods by the Buyer.

8.3 Claims in respect of the Goods quality and quantity shall be accompanied with a written statement drawn up at the place of destination with the participation of the Seller’s representatives and quality control department.

8.4 The Claim must specify:

-           the numbers and dates of the following documents: the Contract, the Purchase Order, the AWB, the Packing Slip and the Certificate of Quality;
-           information on the integrity of the Type-A Shipping package and its internal contents;
-           detailed results of the analytical measurements including analysis methods used;
-           the Buyer's conclusions regarding failure to meet the quality and/or quantity requirements of the Goods;
   the cost calculation of a missing quantity of the Goods or the Quantity that cannot be used in production.

The Claim must be signed by the Buyer.

Each claim shall be provided in English and Russian.
One copy of the claim shall be sent to the Seller via express mail and another copy shall be sent via fax or electronic mail.

8.5 Seller shall confirm the Claim receipt via fax or electronic mail and issue a reply no later than 7 (seven) business days after the Claim receipt.  The reply must be sent in the same manner as the Claim, as described in Section 8.3 above.

8.6 Other than with respect to Goods which are damaged in transit by the Shipper or delayed beyond the time for delivery as required by Section 2.3 as a result of Shipper’s sole actions alone, the Buyer shall pay only for the Goods actually received that can be used in production. Payment amounts shall be based on the corrected invoice provided by the Seller, as adjusted for failures in quantity and quality described in Section 8.2 above. The copy of the corrected invoice shall be sent to the Buyer via fax or electronic mail.

8.7 Notwithstanding that title to the Goods does not transfer to Buyer until [**].

9. TERMINATION

9.1 Buyer may terminate this Contract upon 5 days written notice to Seller, upon failure to deliver the Goods meeting the quality and quantity specifications set forth in Section 8.1 above, requested by Buyer for shipment within 7 days of the Monday scheduled for delivery over any consecutive four (4) week period regardless of the reason delivery has not occurred whether as a result of delays caused by a shipper, closure of reactor facilities, or any other factors outside control of the Buyer causing the delay in receipt of the Goods.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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9.2  Seller may terminate this Contract upon 5 days written notice if Buyer fails to pay any Invoice within 10 days of the due date, provided that no invoice involving a shipment subject to a Claim shall be due until after such claim is either mutually resolved by the Parties or settled by Arbitration under Section 10.

10. ARBITRATION

All disputes or differences, which arise out of or in connection with the Contract, shall be settled by means of negotiations between the Parties. If the Parties can not settle any such dispute or differences within 21 days from beginning negotiations, then such dispute or difference shall be subjected to settlement, jurisdiction of ordinary courts being excluded, by arbitration conducted in accordance with the International Commercial Arbitration Court at the Chamber of Commerce and Industry of Russian Federation in Moscow in compliance with the rules and procedure of the said Court and in compliance with the Laws of Russia.

The award of the Court is final and binding upon both Parties.

11. MISCELLANEOUS PROVISIONS

11.1 This Contract shall commence on the date of its signing by the authorized representatives of the Parties and unless terminated pursuant to Section 9 shall remain in effect until December 31, 2010. The contract is extendable by mutual consent of the parties in writing.

11.2 The Seller applies all reasonable efforts to ensure availability of supply of the Goods from 2 (two) reactor facilities at all times.

11.3 The Seller ensures supply of the Goods to the Buyer on exclusive basis regardless of the reactor facility used in the Goods production.

11.4 Any changes and/or appendixes to the Contract are valid only if they are made in writing and signed by the duly authorized representatives of the Parties.

11.5 The Contract shall be considered legally binding if provided by a facsimile transmission.

11.6 After signing the Contract all preceding negotiations and correspondence connected with this Contract is considered annulled.

11.7 Ekaterinburg is considered to be the place of signing the Contract.

11.8 This Contract is originally drafted and signed in English and Russian. Both the English and Russian versions of the Contract are of equal force.

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THE SELLER	THE BUYER

UralDial LLC	The company "IsoRay Medical Inc."

Juridical address: 620042, Russia, Sverdlovskaya Region, Ekaterinburg, Industry Street 28, Office 138	350 Hills Street, Suite 106 Richland, WA 99354-5411 USA Phone: (509) 375-1202

Post address: 620028, Russia, Sverdlovskaya Region, Ekaterinburg, Kirova Street 28/1	E-mail: : isotope@isoray.com

Phone: (343) 270-75-29	Signed by:

Fax: (343) 246-91-56

E-mail: d_bugaev@mail.ru

Signed by:
Dwight Babcock, СЕО

D.P. Bugayev, General Director